Exhibit 99.1

Praxair Reports Third-Quarter 2011 Results

  Sales of $2.9 billion, 14% above prior-year quarter
  Diluted EPS of $1.40, up 16%
  Strong pipeline of growth projects in energy and emerging economies
  Full-year 2011 diluted EPS guidance of $5.40 – $5.45. Fourth-quarter diluted EPS guidance of $1.33 – $1.38

DANBURY, Conn.--(BUSINESS WIRE)--October 26, 2011--Praxair, Inc. (NYSE: PX) reported third-quarter net income and diluted earnings per share of $429 million and $1.40, 14% and 16% above the prior-year quarter, respectively.

Third-quarter sales were $2,896 million, 14% above the previous-year quarter. Sales increased across all geographic regions with strong growth from manufacturing, metals, energy and chemicals markets. Sales rose 1% sequentially from the second quarter due primarily to higher volumes.

Operating profit in the third quarter was $632 million, up 15% from the prior-year quarter, reflecting higher volumes and prices combined with cost savings from productivity programs.

The company generated strong cash flow from operations in the quarter of $732 million. Operating cash flow funded $458 million of capital expenditures, primarily for new production plants under long-term contracts with customers. The company paid dividends of $150 million and purchased $251 million of stock, net of issuances. The after-tax return-on-capital ratio and return on equity for the quarter both increased, to 14.8% and 28.3%, respectively.*

Commenting on the business outlook, Chairman and Chief Executive Officer Steve Angel said, “We are continuing to see solid growth in all geographies with the exception of Europe. Proposal activity remains at healthy levels and our backlog of large customer projects under construction is at a record $2.7 billion, 25% above 2010 levels. Most importantly, we remain confident in our ability to bring growth to the bottom line through our commitment to productivity and flawless execution.”

For the fourth quarter of 2011, Praxair expects diluted earnings per share in the range of $1.33 to $1.38. This guidance anticipates a headwind from weaker overseas currencies of about 5 cents relative to the third quarter of 2011.

For the full year of 2011, Praxair expects sales in the area of $11.2 billion and diluted earnings per share in the range of $5.40 to $5.45. Excluding the fourth-quarter currency headwinds, this guidance remains at the upper end of prior guidance. Full-year capital expenditures are expected to be approximately $1.8 billion, and the effective tax rate is forecasted to be about 28%.

Following is additional detail on third-quarter 2011 results by segment.

In North America, third-quarter sales were $1,427 million, up 11% from the prior-year quarter, primarily due to organic growth. Sales growth was strongest to manufacturing, energy, chemicals and metals markets. Operating profit of $350 million grew 11% from the prior year due primarily to higher volumes, price and productivity.

In Europe, third-quarter sales were $358 million, up 11% from the prior year, primarily due to positive currency effects. Operating profit increased 10% from the prior-year quarter to $65 million due to positive currency effects slightly offset by continued margin pressures.

In South America, third-quarter sales of $607 million grew 20% versus the prior-year quarter. Excluding currency effects, sales grew 14% due primarily to higher on-site, merchant and packaged-gas sales to manufacturing, metals and food and beverage markets. Operating profit was $140 million, 20% above the prior-year quarter, due to higher volumes, price, productivity and currency effects.

Sales in Asia were $341 million in the quarter, up 19% from the prior year driven by strong growth in China, India, Korea and Thailand. Sales growth came from metals, electronics and chemical customers. Operating profit was $51 million, 34% above the prior-year quarter, due primarily to higher volumes, price and productivity.

Praxair Surface Technologies had third-quarter sales of $163 million, up 16% from the prior-year quarter. Sales growth came primarily from higher volumes of coatings to energy markets. Operating profit of $26 million in the quarter was 13% above the prior-year period due primarily to higher volumes.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available at www.praxair.com.

*See the attachments for calculations of non-GAAP measures

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s third-quarter results is being held this morning, October 26, 2011, at 11:00 am Eastern Time. The number is (617) 801-9713 -- Passcode: 82506832. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are also available.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010

SALES (a)	$2,896	$2,538	$8,456	$7,493
Cost of sales	1,684	1,444	4,860	4,262
Selling, general and administrative	307	299	924	895
Depreciation and amortization	256	227	754	685
Research and development	22	19	67	56
Venezuela currency devaluation (b)	-	-	-	27
Other income (expense) - net	5	2	(1)	9
OPERATING PROFIT	632	551	1,850	1,577
Interest expense - net	36	29	107	90
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	596	522	1,743	1,487
Income taxes (b)	166	146	485	422
INCOME BEFORE EQUITY INVESTMENTS	430	376	1,258	1,065
Income from equity investments	13	12	33	27
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	443	388	1,291	1,092
Less: noncontrolling interests	(14)	(11)	(39)	(30)
NET INCOME - PRAXAIR, INC. (b)	$429	$377	$1,252	$1,062

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.42	$1.22	$4.13	$3.46

Diluted earnings per share (b)	$1.40	$1.21	$4.07	$3.41

Cash dividends	$0.50	$0.45	$1.50	$1.35

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	301,594	307,127	303,125	306,915
Diluted shares outstanding (000's)	305,623	311,608	307,581	311,424

(a)	Sales for the 2011 quarter and year-to-date periods increased $38 million and $91 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $119 million and $294 million, respectively, due to currency effects versus 2010.

(b)	The 2010 year-to-date period includes a first quarter charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. See appendix for non-GAAP measures which exclude the impact of this charge.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$125	$39
Accounts receivable - net	1,860	1,664
Inventories	445	399
Prepaid and other current assets	274	276
TOTAL CURRENT ASSETS	2,704	2,378

Property, plant and equipment - net	9,754	9,532
Goodwill	2,043	2,066
Other intangibles - net	132	132
Other long-term assets	1,269	1,166
TOTAL ASSETS	$15,902	$15,274

LIABILITIES AND EQUITY
Accounts payable	$855	$830
Short-term debt	477	370
Current portion of long-term debt	24	32
Other current liabilities	813	878
TOTAL CURRENT LIABILITIES	2,169	2,110

Long-term debt	5,809	5,155
Other long-term liabilities	1,803	1,864
TOTAL LIABILITIES	9,781	9,129

EQUITY
Praxair, Inc. shareholders' equity	5,753	5,792
Noncontrolling interests	368	353
TOTAL EQUITY	6,121	6,145
TOTAL LIABILITIES AND EQUITY	$15,902	$15,274

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010
OPERATIONS
Net income - Praxair, Inc.	$429	$377	$1,252	$1,062
Noncontrolling interests	14	11	39	30
Net income (including noncontrolling interests)	443	388	1,291	1,092

Adjustments to reconcile net income to net cash provided
by operating activities:
Venezuela currency devaluation, net of payments - pre-tax	-	(1)	-	23
Deferred income taxes	(49)	11	33	111
Depreciation and amortization	256	227	754	685
Accounts receivable	65	(91)	(202)	(139)
Inventory	7	(30)	(43)	(27)
Payables and accruals	105	89	(48)	61
Pension contributions	(2)	(3)	(87)	(117)
Other	(93)	6	(34)	(74)
Net cash provided by operating activities	732	596	1,664	1,615

INVESTING
Capital expenditures	(458)	(324)	(1,225)	(937)
Acquisitions, net of cash acquired	(19)	(114)	(99)	(134)
Divestitures and asset sales	3	23	40	44
Net cash used for investing activities	(474)	(415)	(1,284)	(1,027)

FINANCING
Debt increase (decrease) - net	204	8	725	(19)
Issuances of common stock	22	79	164	134
Purchases of common stock	(273)	(133)	(758)	(273)
Cash dividends - Praxair, Inc. shareholders	(150)	(139)	(453)	(414)
Excess tax benefit on stock option exercises	6	25	47	38
Noncontrolling interest transactions and other	(3)	(6)	(4)	(17)
Net cash provided by (used for) financing activities	(194)	(166)	(279)	(551)

Effect of exchange rate changes on cash and
cash equivalents	(19)	8	(15)	(11)

Change in cash and cash equivalents	45	23	86	26
Cash and cash equivalents, beginning-of-period	80	48	39	45

Cash and cash equivalents, end-of-period	$125	$71	$125	$71

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010
SALES
North America (a)	$1,427	$1,282	$4,132	$3,801
Europe (b)	358	322	1,068	995
South America (c)	607	506	1,776	1,454
Asia (d)	341	287	992	825
Surface Technologies (e)	163	141	488	418
Total sales	$2,896	$2,538	$8,456	$7,493

OPERATING PROFIT
North America (a)	$350	$314	1,008	885
Europe (b)	65	59	199	199
South America (c)	140	117	412	340
Asia (d)	51	38	153	116
Surface Technologies (e)	26	23	78	64
Segment operating profit	632	551	1,850	1,604
Venezuela currency devaluation	-	-	-	(27)
Total operating profit	$632	$551	$1,850	$1,577

(a)	North American 2011 sales for the quarter and year-to-date periods increased $22 million and $40 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $26 million and $71 million, respectively, due to currency effects versus 2010.
(b)	European 2011 sales for the quarter and year-to-date periods increased $4 million and $5 million, respectively, due to cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $41 million and $63 million, respectively, due to currency effects versus 2010.
(c)	South American 2011 sales for the quarter and year-to-date periods increased $6 million and $19 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $30 million and $113 million, respectively, due to currency effects versus 2010.
(d)	Asian 2011 sales for the quarter and year-to-date periods increased $3 million and $21 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $14 million and $31 million, respectively, due to currency effects versus 2010.
(e)

Surface Technologies 2011 sales for the quarter and year-to-date periods increased $3 million and $6 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $8 million and $16 million, respectively due to currency effects versus 2010.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2011			2010
	Q3	Q2	Q1	Q4 (b)	Q3	Q2	Q1 (b)
FROM THE INCOME STATEMENT
Sales	$2,896	$2,858	$2,702	$2,623	$2,538	$2,527	$2,428
Cost of sales	1,684	1,640	1,536	1,492	1,444	1,437	1,381
Selling, general and administrative	307	309	308	301	299	302	294
Depreciation and amortization	256	254	244	240	227	230	228
Research and development	22	23	22	23	19	19	18
U.S. Homecare divestiture and Venezuela devaluation	-	-	-	58	-	-	27
Other income (expenses) – net	5	(5)	(1)	(4)	2	8	(1)
Operating profit	632	627	591	505	551	547	479
Interest expense - net	36	36	35	28	29	29	32
Income taxes	166	163	156	346	146	145	131
Income from equity investments	13	11	9	11	12	8	7
Net income (including noncontrolling interests)	443	439	409	142	388	381	323
Less: noncontrolling interests	(14)	(14)	(11)	(9)	(11)	(10)	(9)
Net income - Praxair, Inc.	$429	$425	$398	$133	$377	$371	$314

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.40	$1.38	$1.29	$0.43	$1.21	$1.19	$1.01
Cash dividends per share	$0.50	$0.50	$0.50	$0.45	$0.45	$0.45	$0.45
Diluted weighted average shares outstanding (000's)	305,623	308,253	308,595	310,733	311,608	311,109	311,159

FROM THE BALANCE SHEET
Total debt	$6,310	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Total capital (a)	12,431	12,889	12,375	11,702	11,407	10,793	11,134
Debt-to-capital ratio (a)	50.8%	47.5%	47.2%	47.5%	44.5%	46.6%	48.5%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$732	$573	$359	$290	$596	$536	$483
Capital expenditures	458	433	334	451	324	325	288
Acquisitions	19	80	-	14	114	16	4
Cash dividends	150	151	152	137	139	137	138

OTHER INFORMATION
After-tax return on capital (ROC) (a)	14.8%	14.7%	14.4%	14.4%	14.7%	14.7%	13.6%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	28.3%	27.1%	26.6%	26.4%	26.4%	27.4%	25.4%
Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) (a)	$901	$892	$844	$814	$790	$785	$741
Debt-to-adjusted EBITDA ratio (a)	1.7	1.7	1.7	1.6	1.6	1.7	1.8
Number of employees	25,793	25,678	25,482	26,261	26,025	25,877	26,010

SEGMENT DATA
SALES
North America	$1,427	$1,371	$1,334	$1,310	$1,282	$1,281	$1,238
Europe	358	367	343	339	322	335	338
South America	607	611	558	516	506	490	458
Asia	341	341	310	308	287	280	258
Surface Technologies	163	168	157	150	141	141	136
Total sales	$2,896	$2,858	$2,702	$2,623	$2,538	$2,527	$2,428
OPERATING PROFIT
North America	$350	$336	$322	$311	$314	$294	$277
Europe	65	69	65	68	59	73	67
South America	140	139	133	114	117	114	109
Asia	51	56	46	50	38	44	34
Surface Technologies	26	27	25	20	23	22	19
Segment operating profit	632	627	591	563	551	547	506
U.S. Homecare divestiture and Venezuela devaluation			-	(58)		-	(27)
Total operating profit	$632	$627	$591	$505	$551	$547	$479

(a)	Non-GAAP measure, see Appendix.

(b)	The fourth quarter 2010 includes: (i) a net tax charge of $250 million, or $0.80 per diluted share, related to a Spanish income tax settlement; (ii) a pre-tax charge of $58 million ($40 million after-tax, or $0.13 per diluted share) related to the U.S. Homecare divestiture; and (iii) a net repatriation tax benefit of $35 million, or $0.11 per diluted share. The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. Also, see the appendix for non-GAAP measures which exclude the impact of these items.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 fourth quarter Spanish income tax settlement, business divestiture and repatriation tax benefit which helps investors understand underlying performance on a comparable basis.

	2011			2010
	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$6,310	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Equity:
Praxair, Inc. shareholders' equity	5,753	6,400	6,165	5,792	5,991	5,452	5,398
Noncontrolling interests	368	370	372	353	339	315	332
Total equity	6,121	6,770	6,537	6,145	6,330	5,767	5,730
Total Capital	$12,431	$12,889	$12,375	$11,702	$11,407	$10,793	$11,134

Debt-to-capital ratio	50.8%	47.5%	47.2%	47.5%	44.5%	46.6%	48.5%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Operating profit (a)	$632	$627	$591	$563	$551	$547	$506
Less: income taxes (a)	(166)	(163)	(156)	(149)	(146)	(145)	(132)
Less: tax benefit on interest expense	(10)	(10)	(10)	(8)	(8)	(8)	(9)
Add: income from equity investments	13	11	9	11	12	8	7
Net operating profit after-tax (NOPAT)	$469	$465	$434	$417	$409	$402	$372

Beginning capital	$12,889	$12,375	$11,702	$11,407	$10,793	$11,134	$10,703
Ending capital	$12,431	$12,889	$12,375	$11,702	$11,407	$10,793	$11,134
Average capital	$12,660	$12,632	$12,039	$11,555	$11,100	$10,964	$10,919
Average capital - 5 quarter average

ROC %	3.7%	3.7%	3.6%	3.6%	3.7%	3.7%	3.4%

ROC % (annualized)	14.8%	14.7%	14.4%	14.4%	14.7%	14.7%	13.6%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Net income - Praxair, Inc. (a)	$429	$425	$398	$388	$377	$371	$340

Beginning Praxair, Inc. shareholders' equity	$6,400	$6,165	$5,792	$5,991	$5,452	$5,398	$5,315
Ending Praxair, Inc. shareholders' equity	$5,753	$6,400	$6,165	$5,792	$5,991	$5,452	$5,398
Average Praxair, Inc. shareholders' equity	$6,077	$6,283	$5,979	$5,892	$5,722	$5,425	$5,357

ROE %	7.1%	6.8%	6.7%	6.6%	6.6%	6.8%	6.3%

ROE % (annualized)	28.3%	27.1%	26.6%	26.4%	26.4%	27.4%	25.4%

Adjusted EBITDA and Debt-to-Adjusted EBITDA Ratio- These measures are used by investors, financial analysts and management to assess a company's ability to meet it's financial obligations.

Net income - Praxair, Inc. (a)	$429	$425	$398	$388	$377	$371	$340

Add: noncontrolling interests	14	14	11	9	11	10	9
Add: interest expense - net	36	36	35	28	29	29	32
Add: income taxes (a)	166	163	156	149	146	145	132
Add: depreciation and amortization	256	254	244	240	227	230	228
Adjusted EBITDA	$901	$892	$844	$814	$790	$785	$741

Beginning total debt	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404	$5,055
Ending total debt	$6,310	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Average total debt	$6,215	$5,979	$5,698	$5,317	$5,052	$5,215	$5,230

Debt-to-adjusted EBITDA ratio	6.9	6.7	6.8	6.5	6.4	6.6	7.1

Debt-to-adjusted EBITDA ratio (annualized)	1.7	1.7	1.7	1.6	1.6	1.7	1.8

(a)

The following table presents adjusted amounts for Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., and Diluted EPS for the First and Fourth Quarter of 2010 and percentage change in Diluted EPS Guidance for the full year 2011. Certain 2011 amounts are included for reference purposes.

		4th Qrt.	1st Qrt.
		2010	2010
	Adjusted Operating Profit and Operating Profit Margin *
	Reported operating profit	$505	$479
	Add: U.S. Homecare divestiture	58	-
	Add: Venezuela currency devaluation	-	27
	Adjusted operating profit	$563	$506

	Reported sales	$2,623	$2,428
	Adjusted operating profit margin	21%	21%

	Adjusted Income Taxes *
	Reported income taxes	$346	$131
	Less: Spanish income tax settlement	(250)	-
	Add: U.S. Homecare divestiture	18	-
	Add: Repatriation tax benefit	35	-
	Add: Venezuela currency devaluation	-	1
	Total adjustments	(197)	1
	Adjusted income taxes	$149	$132

	Adjusted Effective Tax Rate *
	Reported income before income taxes and equity investments	$477	$447
	Add: U.S. Homecare divestiture	58	-
	Add: Venezuela currency devaluation	-	27
	Adjusted income before income taxes and equity investments	$535	$474

	Adjusted income taxes (above)	$149	$132
	Adjusted effective tax rate	28%	28%

	Adjusted Net Income - Praxair, Inc. *
	Reported net income - Praxair, Inc.	$133	$314
	Add: Spanish income tax settlement	250	-
	Add: U.S. Homecare divestiture	40	-
	Less: Repatriation tax benefit	(35)	-
	Add: Venezuela currency devaluation and other charges (b)	-	26
	Total adjustments	255	26
	Adjusted net income - Praxair, Inc.	$388	$340

	Adjusted Diluted EPS *
	Diluted weighted average shares	310,733	311,159

	Reported diluted EPS	$0.43	$1.01
	Add: Spanish income tax settlement	0.80	-
	Add: U.S. Homecare divestiture	0.13	-
	Less: Repatriation tax benefit	(0.11)	-
	Add: Venezuela currency devaluation	-	0.08
	Total adjustments	0.82	0.08
	Adjusted diluted EPS	$1.25	$1.09

Percentage Change in Adjusted Fourth Quarter and Full Year 2011 Diluted EPS Guidance *

	Fourth Quarter 2011		Full Year 2011
	Low End	High End	Low End	High End

2011 diluted EPS guidance **	$1.33	$1.38	$5.40	$5.45

Reported 2010 diluted EPS	0.43	0.43	3.84	3.84
Add: Spanish income tax settlement	0.80	0.80	0.80	0.80
Add: Business divestiture	0.13	0.13	0.13	0.13
Less: Repatriation tax benefit	(0.11)	(0.11)	(0.11)	(0.11)
Add: Venezuela currency devaluation			0.08	0.08
Total adjustments	0.82	0.82	0.90	0.90
2010 Adjusted diluted EPS *	$1.25	$1.25	$4.74	$4.74

Percentage change from 2010	6%	10%	14%	15%

*	Adjusted for non-GAAP adjustments to eliminate the impact of (i) 2010 fourth quarter U.S. Homecare divestiture charge; (ii) 2010 fourth quarter Spanish income tax settlement; (iii) 2010 fourth quarter repatriation tax benefit and (iv) 2010 first quarter Venezuela currency devaluation. See Praxair’s 2010 Annual Report on Form 10-K for additional information.

**	Excludes gain on Yara Praxair acquisition and any potential restructuring costs.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com